FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2001

Allegheny Energy, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-267	13-5531602
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

10435 Downsville Pike

Hagerstown, Maryland 21740-1766

(Address of principal executive offices)

Registrant's telephone number,

Including area code:  (301) 790-3400

Item 1 - 8.  Not Applicable

Item 9.  Regulation FD Disclosure

          The Company's analyst conference call of July 27, 2001 began with the following statement:

Safe Harbor Language

          Certain statements made today constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditure and development activities, and its plans for an IPO and distribution. Such factors include, among others, the following: changes in general and economic and business conditions; changes in the price of electricity and natural gas; industry capacity; changes in technology; changes in financial market conditions; changes in political, social, and economic conditions; deregulation activities and the movement towards competition in the states served by our operations; the effect of regulatory and legislative decisions; the consequences of the separation of the operations of Allegheny Energy; regulatory approvals and conditions applicable to the transaction; the loss of any significant customers; capital market conditions; and changes in business strategy or business plans.

* * * *

As part of the conference call, the following statements were read by Mr. Bruce Walenczyk, Senior Vice President and Chief Financial Officer and by Mr. Alan Noia, Chairman, President and Chief Executive Officer:

Good morning and thank you for joining me to review Allegheny Energy's second quarter 2001 financial results. I'm Bruce Walenczyk, Senior Vice President and Chief Financial Officer of Allegheny Energy, Inc. As you know, I have been with Allegheny Energy for about three months and I'm pleased to have this first opportunity to review our financial results with you in this format. In view of our announcement earlier this week regarding the filing of a U-1 with the SEC, we are going to deviate from our normal earnings call procedure today. With me this morning is Al Noia, our Chairman, President, and Chief Executive Officer; Regis Binder, Vice President and Treasurer; David Dougher, Assistant Controller; and Greg Fries, Manager of Investor Relations. Al will begin with some comments regarding the U-1 filing and then I will continue with a discussion of the financial results.

Good morning.

I have made it a point to leave our quarterly earnings calls to the CFO, now Bruce Walenczyk, because of my belief that that is his job. But, because of our U-1 IPO filing announcement on Monday and because of the volatility of stock prices in our sector of the economy, I wanted to be here today.

On Monday, we announced the filing of a U-1 with the SEC (under PUHCA - 1935) seeking authority to sell to the public about 18% of the common stock of a new holding company that will own our Allegheny Energy Supply business and then later distribute the remaining common stock of that holding company to the holders of Allegheny Energy, Inc. common stock.

For simplicity, I'll refer to the new holding company as Allegheny Energy Supply, or simply Supply.

We have very carefully and methodically grown two successful businesses to get us to this point. And, I hope that those of you who have followed us will agree that this is the next logical step in our transformation and growth in this marketplace. The IPO of Supply will enable both Supply and the remaining state- and PUHCA-regulated delivery company, now dba Allegheny Power, to focus on their respective businesses and their very likely different sets of investors.

The U-1 application is on the critical path. Filing the S-1 will be next. If things work as we think they should, we will have approval to move ahead with the IPO around year end.

There are quite a few business reasons to want to move down this path. First, there are the financial reasons, which include:

  different sets of investors

  different dividend expectations and, therefore, policies

  different PEs

  what I've referred to as "the conglomerate discount"

  different risk profiles

  different internal hurdle rates -- put another way, how to allocate capital, and indeed, different capital structures

These differences, unlike many other companies having different businesses, are not minimal. They are vast.

And, they are in large part a product of how each of the to-be-separated companies are or (better) are not regulated.

Regulation is the second reason for the separation.

Today, AE, Inc. is a registered company under the PUHCA of 1935, one of the most business-restrictive laws in the United States. Companies subject to PUHCA cannot do anything of import without the approval of the SEC under the '35 Act. The '35 Act staff itself has recommended repeal of the Act.

As a side note, the U-1 filing is a commentary on the Act, in that 99.9% of U.S. companies do not have to take that step.

Then, in our case particularly, there is state regulation -- 5 states. Each state has enacted its own very strict codes of conduct which dictate a high degree of separation. Things such as different buildings, branding, different officers, who has privy to what information, basically who can know what and can do whatever, and making sure that cross-subsidization is avoided have made it difficult to operate on an integrated basis.

So, in this regard, the business separation further promotes retail competition by eliminating all codes of conduct and cross-subsidization issues.

That's where we are -- that's where I am today. This is an issue of doing what's in the long-term best interest of our shareholders, and also, in the shorter term, being mindful of timing the IPO and the distribution.

Put another way, there are sound business reasons for the IPO and separation. Getting approval to do the IPO - if nothing else -- adds to the financial flexibility of the company.

I'll now turn things over to our CFO, Bruce Walenczyk.

Most of you should have already received a copy of our earnings release and related sales revenue and other financial information. If not, please call Barbi Crawford at 301-665-2776. If you need to leave the teleconference before it has ended, you may listen to a recording of the entire call by dialing 800-428-6051 and for international callers, 973-709-2089. The passcode is 200753. This rebroadcast will be available from 1:00 p.m. today through 11:00 p.m. on August 1st. A rebroadcast will also be available on our web site, www.alleghenyenergy.com and http://www.streetevents.com, beginning this afternoon.

During the remainder of this teleconference, we will discuss our second quarter financial results, review some of the factors that affected our performance, and update you on other current issues of interest.

With respect to the financial results, we had a very strong second quarter that positions us to achieve the upper end of our previously announced 2001 earnings guidance of $3.80 to $4.10 per share and increases the confidence we have in our ability to achieve this stated objective. Reported net income for the quarter was $121.3 million, or $1.01 per share, a 55 percent increase compared to $71.5 million, or 65 cents per share for the comparable quarter in 2000. For the twelve months ended June 30, 2001, operating earnings per share were $3.35 compared to $2.71 for the previous twelve-month period, an increase of nearly 24 percent. Allegheny Energy's annualized earnings-per-share growth rate for the three-year period ended June 30, 2001 is greater than 14 percent, on an operating basis. Common stock book value is now $20.79 per share.

The breakdown of earnings by regulated and unregulated operations is as follows: Utility, or regulated, earnings per share were 36 cents and $1.92 for the quarter and trailing twelve months, respectively. Non-utility, or unregulated, earnings per share were 65 cents, representing 64 percent of total earnings per share for the quarter, and $1.43 for the twelve months ended June 30, 2001. In comparison, for the quarter and twelve-month periods ending June 30, 2000, the utility earnings per share were 48 cents and $2.06. The non-utility businesses earned 17 cents in the second quarter of 2000 and 65 cents per share for the trailing twelve-month period. Unregulated earnings per share for both the quarter and for the twelve-months-ended June 30, 2000 increased significantly compared to the prior periods. Results for the quarter and year-to-date reflect an ongoing shift in earnings from the regulated to the unregulated business most recently caused by the onset of competition in Maryland and Ohio, as well as improved earnings performance.

Although the weather was cooler than last year, total delivered sales to regular utility customers was essentially unchanged compared to the second quarter of 2000, reflecting customer growth. Residential sales were about the same, and the modest increase in commercial sales was offset by a comparable decline in industrial sales.degree days

Operation & Maintenance costs for the quarter and twelve months ended June 30, 2001, were $217 million, and $737 million, respectively, compared to $142 million and $619 million for the same periods in 2000. Period-to-period Operation & Maintenance cost comparisons are becoming increasingly difficult due to the acquisitions made over the past 12 months, but the expenses for the quarter are in line with our expectations.

Now turning to recent events:

1. Al has already discussed our U-1 filing with the SEC seeking approval of an initial public offering of stock in a new holding company that would own 100 percent of Allegheny Energy Supply Company, our unregulated generating subsidiary. As he indicated, we plan to offer about 18 percent of the common stock of this new company in an initial public offering and then distribute the remaining equity ownership of that holding company to the holders of Allegheny Energy common stock during 2002 in a tax-free distribution. The U-1 seeks authorizations required under the Public Utility Holding Company Act, and is the first step in the process for us as a '35 Act Company. We expect to file an S-1 Registration Statement with the SEC later this quarter. Over the past several years, as you know, we have transformed ourselves from a regional energy supplier into a national energy merchant. The IPO and distribution of Allegheny Energy Supply's holding company stock is, in our view, the next logical step in that continuing transformation. These transactions will create two independent companies. Allegheny Energy will include its utility subsidiaries that do business as Allegheny Power and our Allegheny Ventures subsidiary, which is a growing business development company focused on telecommunications and energy-related projects. The new holding company, that will own Allegheny Energy Supply, will develop, own, and operate electric generating facilities and supply and trade energy and energy-related commodities in selected domestic retail and wholesale markets.

Our primary reason for moving forward with the IPO and distribution is to allow our energy delivery business and our unregulated generating business to better focus on their respective activities and opportunities, and allow Allegheny Energy Supply to pursue its aggressive growth strategy in the electric power generation business while permitting Allegheny Energy to continue providing excellent energy delivery services and seek new areas for growth in the regulated environment. The IPO and distribution should also serve to reduce regulatory concerns regarding cross-subsidization and free the businesses from code of conduct and other regulatory requirements.

The timing of the IPO is largely dependent on the receipt of approval from the SEC under the Holding Company Act. We believe it is possible that such approval can be obtained in November, allowing the IPO to proceed prior to year-end. The subsequent distribution or spin would then likely occur six to twelve months later. I would add that we do not intend to plan our future and establish long-term strategic goals and objectives based on short-term performance of the equity markets. We believe that the fundamental reasons for doing an IPO and a distribution of Allegheny Energy Supply still apply today as they did before the recent declines in our stock price and the prices of other comparable companies in our sector of the market.

2. This week's hot, humid weather pushed the demand for electricity in our service territory to record levels. We established three new all-time peaks this week hitting the highest level of electricity demand at 3 p.m. on July 25 and delivering 7,949 megawatts (MW) to our 1.4 million electric customers. Prior to this week, the all-time peak demand of 7,791 MW was set on January 27, 2000. We produced more electricity in one day in our service territory than ever before in our history with all generating units operating as planned.

3. As you know, the only generating assets from the legacy fleet that have not been transferred to Allegheny Energy Supply Company are those serving the West Virginia customers of our Monongahela Power Company subsidiary, representing about 2,000 MW. The 352 MW of Monongahela Power's Ohio jurisdictional generating assets were transferred, at book value, to Allegheny Energy Supply on June 1, 2001. Competition in West Virginia was expected to begin on January 1, 2001 but was delayed pending legislative action on state tax implementation issues. The legislature failed to take action on these issues during this year's legislative session and we do not anticipate any further legislative action until the 2002 session. We are currently working toward a solution that will allow Allegheny Energy Supply to operate and control Monongahela Power's West Virginia generating assets while ensuring Monongahela's right to the capacity and output needed to meet its franchise service territory load. When competition is subsequently implemented in the state, we expect that such a solution would permit Monongahela Power to transfer its generating assets to the supply company at book value.

4. In January 2001, Mountaineer Gas Company filed for a rate increase with the Public Service Commission of West Virginia. Pursuant to the requested rate increase, proposed overall rates would increase by approximately 39 percent over present rates. The proposed rates reflect all the costs of providing service to customers, including the cost of natural gas. Hearings for this case began this week, and settlement discussions are ongoing.

5. On March 15th, we filed the PJM West RTO proposal with the Federal Energy Regulatory Commission, requesting approval by June 15, 2001. This proposal meets the requirements of FERC Order 2000 and gives PJM functional control of our transmission assets while simultaneously expanding the PJM market. The timeline set forth in the filing calls for implementation by January 1, 2002. On July 11th, FERC gave provisional approval of PJM West. We are now evaluating this provisional approval in light of the recent FERC announcement regarding four regional transmission systems in the United States.

6. There has apparently been much concern recently in the investment community regarding the impact of market price risk on generators as forward electricity prices have declined. In this regard, I would like to address our Midwest, California, and Legacy assets. As you know, we closed on the acquisition of 1,710 MW of gas-fired Midwest merchant capacity in May of this year. If we depended solely on hot summer weather and associated price volatility to profitably employ these assets, we could have found ourselves in a difficult position. We did not simply stand by and optimistically await hot weather and high prices. We took appropriate steps to protect ourselves against the relative risks associated with owning generating assets of this type. Prior to the recent price declines, we sold forward the entire projected dispatch quantities from these plants, locking in a substantial portion of their value. As prices declined, we bought power to cover the positions and captured additional margin. And lastly, we acquired pipeline capacity shortly after the acquisition but did not purchase gas until recently after prices began to fall. Although these plants haven't run quite as often as they would have during warmer weather, that simply means that they will be available for more hours of operation during the remainder of the year, providing additional opportunity for options trading and forward sales of energy and capacity. I would add that, in our view, periods of stable prices provide greater opportunities for profitability than periods of high volatility. Price stability creates stronger liquidity which leads to more earnings opportunities through trading and hedging. Volatility hurts liquidity, thereby limiting the ability to hedge and trade profitability.

As for our legacy assets, the power purchase agreements between Allegheny Energy Supply Company and our utility subsidiaries are priced at the "shopping credit" or "price-to-compare" rates determined in the various state restructuring proceedings. These prices are approximately $30, comparable to average round-the-clock market prices in the PJM and Cinergy trading hubs. Approximately 90 percent of the total megawatt hours we can produce are dedicated to meeting the requirements we have to supply our regulated affiliates pursuant to the provider of last resort contracts. This percentage declines to 83 percent in 2002 and 82 percent in 2003. In California, we have a ten-year contract with the California Department of Water Resources for the 1,000 MW of capacity that we control there, at a fixed price for the life of the contract. The contracted capacity reaches the full round-the-clock commitment level on January 1, 2005. Until that time, a portion of the 1,000 MW is available to sell into the open markets. We have gas supply arrangements in place through 2004 at prices that result in profitable performance, even at current California market prices.

Although we do not provide specific hedging levels since they change on a day-to-day basis, you can see that we are substantially hedged for the foreseeable future in a way that protects us against further declines in power prices while preserving the opportunity to profit from price movements and volatility.

7. I wanted to also take this opportunity to address some of the issues and concerns currently being raised by investors in the power sector and how they affect or apply to Allegheny. We have been inundated recently with questions such as: Is your strategy a good one? Is this the right time to announce an IPO in the power growth sector given the substantial declines in stock prices of most companies in the area? What amount of power have we sold forward? What percent are we hedged? How much money have we made on our recently purchased Midwest assets? How much money have we made from the Global Markets acquisition?

I believe it is important for us to provide reasonable responses to questions such as these; however, we do not intend today or in the future to respond to such questions in a way that is necessarily consistent with the ways other companies in the sector have responded. As an example, we do not believe it is necessarily meaningful to only discuss the percent of our portfolio that is hedged, because the price at which the hedge has been instituted is at least as important if not more important than whether hedging has occurred. Notwithstanding our skepticism about some of the responses from other companies, let me give you some thoughts regarding our expectations in this market, the power growth sector, and reassure you about our optimism for Allegheny's future as a national energy merchant.

While Allegheny Energy completed the purchase of 1,710 MW of peaking plants in May, and recently announced an additional 88 MW of peaking facilities in Pennsylvania, you should understand that, in our view, the earnings available from such plants are not simply a function of electricity price times megawatt hours produced minus gas consumed. Allegheny Energy's overall generation portfolio has ample megawatt hours of free floating energy which can be sold into the market more readily when peaking plants are available to backup the base load plants. Additionally, our output from peaking plants can be and is sold forward and repurchased multiple times as prices decline, while still being available to operate when dictated by the spark spread. Through efficient trading and emphasizing the optionality provided by the peaking plants we own, we continue to position Allegheny to generate earnings by trading around our generation assets and through wholesale trading. We are not simply dependent on the forward electricity curve and price of gas, due largely to the wholesale trading expertise residing at Allegheny Energy Global Markets. Performance thus far from Global Markets and the recently purchased peaking assets is contributing to our ability to achieve our 2001 target earnings range in 2001 of $3.80 to $4.10 and our future long-term growth objectives as well.

8. You may recall that when we announced the Global Markets Acquisition, we indicated that structured transactions such as tolling agreements would be part of the business activities. In that regard, since we purchased Global Markets, we have entered into structured transactions with a notional value in excess of $5 billion. We expect to continue developing such transactions thus supporting our growth targets.

9. Through the actions of our trading group, we have and will continue to position our generating portfolio to perform in a variety of markets. We are not dependent on the performance of one asset or class of assets to meet our earnings targets. To the extent that one asset does not meet earnings goals or objectives, other assets are available and operated and traded in a fashion so as to make up for such earnings shortfalls. Performance must be viewed on a portfolio basis including the diverse generating assets and the various trading books.

10. In summary, with respect to our merchant generating portfolio, we believe that we are significantly hedged for the foreseeable future in a manner that protects us against further declines in power prices while preserving opportunities to profit from higher prices and volatility. Our capacity expansion plans are continuing based on fundamental market analysis that includes supply and demand projections, transmission constraints, environmental conditions and other factors. We believe that there remains a number of strategic markets for the addition of generating capacity and we continue to explore those opportunities aggressively.

11. With respect to full-year earnings, at this time we are not changing our 2001 earnings guidance of $3.80 to $4.10, and are confident in our ability to produce earnings growth over the long-term as previously articulated; that is in excess of 10 percent per year for Allegheny Energy, Inc. Clearly, our second quarter earnings fully support our 2001 earnings guidance.

12. I would reiterate that we are pleased with our financial results for the second quarter of 2001 and we are confident of our ability to deliver 2001 earnings within our guidance range of $3.80 to $4.10 per share. Furthermore, we continue to believe in our ability to grow earnings over the long term as we have previously described

At this time, we will be happy to answer any questions you may have. Our operator, Dan, will queue your questions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc.

/S/ THOMAS K. HENDERSON

Name: Thomas K. Henderson

Title: Vice President

Dated: July 27, 2001